 Exhibit (9)(c)
[CERTAIN PORTIONS OF THIS EXHIBIT CONTAIN CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED WHERE INDICATED.]

ADMINISTRATIVE SERVICES AGREEMENT

by and between

MONY LIFE INSURANCE COMPANY OF AMERICA
and

PROTECTIVE LIFE INSURANCE COMPANY

Dated October 1, 2013

TABLE OF CONTENTS
ARTICLE
Page
SCHEDULES AND EXHIBITS

Schedule I
Administrator Disaster Recovery Plans
Schedule II
Services
Schedule III
Company Actions
Schedule IV
Subcontractors
Schedule V
Information Security Requirements
Schedule VI
Names and Marks
Schedule VII
Fees for Serviced Business
Schedule VIII
Quarterly Representation Letter

iii

This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is made and entered into on October 1, 2013 by and between MONY LIFE INSURANCE COMPANY OF AMERICA, an Arizona-domiciled life insurance company (the “Company”), and PROTECTIVE LIFE INSURANCE COMPANY, a Tennessee-domiciled life insurance company (the “Administrator”).
RECITALS
WHEREAS, pursuant to that certain Master Agreement, dated as of April 10, 2013 (the “Master Agreement”), by and between AXA Equitable Financial Services, LLC, a Delaware limited liability company (“Seller”), AXA Financial Inc., a Delaware corporation (“Parent”) and the Administrator, Seller, Parent and the Administrator are required to execute and deliver, or cause the execution and delivery of, this Agreement in connection with the closing of the transactions contemplated thereunder;
WHEREAS, pursuant to that certain Reinsurance Agreement, dated as of the date hereof (the “Reinsurance Agreement”), between the Company and the Administrator, the Company has agreed to cede to the Administrator and the Administrator has agreed to assume from the Company, on a one-hundred percent (100%) indemnity reinsurance basis, on the terms and conditions set forth in the Reinsurance Agreement, certain risks arising in respect of the Covered Insurance Policies (as defined in the Reinsurance Agreement); and
WHEREAS, the Company wishes to appoint the Administrator to provide administrative and other services with respect to the Administered Business (as hereinafter defined), and the Administrator desires to provide such administrative services and other services.
NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
Article I

DEFINITIONS
Section I.1
Definitions.  Any capitalized term used but not defined herein shall have the meaning set forth in the Reinsurance Agreement.  As used herein, the following terms have the respective meanings set forth in this Section 1.1:
(a)
“Accounts” has the meaning set forth in Section 3.9.
(b)
“Action” has the meaning set forth in the Master Agreement.
(c)
“Administered Business” means the Covered Insurance Policies, the Separate Accounts, the portion of the Shared Separate Account that relates to the Covered Insurance Policies, the portion of the Existing Reinsurance Agreements that relates to the Covered Insurance Policies and any Reinsured Liabilities.
(d)
“Administrator” has the meaning set forth in the preamble.
(e)
“Administrator Disaster Recovery Plans” means the backup, business continuation and disaster recovery plans as set forth in Schedule I, or other substantially similar backup, business continuation and disaster recovery plans that are no less protective of the Company than those plans maintained and implemented by the Administrator or its Affiliates for the performance for its own account of services that are analogous to the Services provided under this Agreement.
(f)
“Administrator Indemnified Party” has the meaning set forth in Section 11.1.
(g)
“Affiliate” has the meaning set forth in the Master Agreement.
(h)
“Affiliated Distributor” has the meaning set forth in the Master Agreement.
(i)
“Agreement” has the meaning set forth in the preamble.
(j)
“Ancillary Agreements” has the meaning set forth in the Master Agreement.
(k)
“Applicable Law” has the meaning set forth in the Master Agreement.
(l)
“Applicable Privacy Laws” means Applicable Laws relating to privacy, data protection and the collection and use of an individual’s personal information and user information gathered, accessed, collected or used by the Company or any of its Affiliates in the course of the operations of the MLOA Business, including any applicable provisions of state insurance privacy laws and state privacy regulations.
(m)
“Authorized Persons” has the meaning set forth in Schedule V.
(n)
“Brokers-of-Record” has the meaning set forth in the Wholesale Servicing Agreement.
(o)
“Business Day” has the meaning set forth in the Master Agreement.
(p)
“Business Interruption” means any material interruption or interference with the Administrator's ability to continue to provide the Services, including any temporary loss of Customer Information or adverse effect on the Administrator's operating environment or telecommunications infrastructure used to provide the Services.
(q)
“Closing” has the meaning set forth in the Master Agreement.
(r)
“Collection Account” has the meaning set forth in Section 3.9.
(s)
“Company” has the meaning set forth in the preamble.
(t)
“Company Actions” has the meaning set forth in Section 2.3.
(u)
“Confidential Information” shall mean (i) with respect to the Company, all information (other than information related to the Administered Business) provided to the Administrator by or on behalf of the Company hereunder that is proprietary and/or non-public related to the past, present and/or future business activities of the Company or its Affiliates or its representatives (other than the Administrator), including, without limitation, all information (other than information related to the Administered Business) related to (x) the Company’s operational and business proposals and plans, pricing and financial information, and all notes, analyses, compilations, forecasts, studies or other documents prepared by or on behalf of the Company that contain or reflect such information; and (y) any other information that is designated as confidential by the Company and (ii) with respect to the Administrator, all information related to the Administered Business or the Administrator that is proprietary and/or non-public related to past, present and/or future business activities of the Administrator or its Affiliates or representatives including, without limitation, all information related to (x) the Administrator’s operational and business proposals and plans, pricing and financial information, and all notes, analyses, compilations, forecasts, studies or other documents prepared by or on behalf of the Administrator that contain or reflect such information; and (y) any other information that is designated as confidential by the Administrator.
(v)
“Coordinator” has the meaning set forth in Section 2.6
(w)
“Customer Information” means any financial or personal information about a customer of the Administered Business, including, but not limited to, such customer’s name, street or mailing address, electronic mail address, telephone or other contact information, employer, social security or tax identification number, date of birth, driver’s license number, state identification card number, financial account, credit or debit card number, health and medical information or photograph or documentation of identity or residency (whether independently disclosed or contained in any disclosed document) and any other information deemed “nonpublic” and protected by any Applicable Privacy Law; provided, however, that Customer Information shall not include any anonymous or aggregate information that cannot reasonably be used to identify a particular individual.
(x)
“Data” has the meaning set forth in Schedule V.
(y)
“Data Security Breach” has the meaning set forth in Schedule V.
(z)
“Disbursement Accounts” has the meaning set forth in Section 3.9.
(aa)
“Distributor” has the meaning set forth in the Master Agreement.
(bb)
“Effective Date” means October 1, 2013.
(cc)
“Excluded Liabilities” has the meaning set forth in the Reinsurance Agreement.
(dd)
“GAAP” means United States generally accepted accounting practices and procedures in effect from time to time applied consistently throughout the period involved.
(ee)
“Governmental Authority” has the meaning set forth in the Master Agreement.
(ff)
“IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standards Board as in effect from time to time.
(gg)
“In-Force Retail Sales Agreements” has the meaning set forth in the Wholesale Servicing Agreement.
(hh)
“Independent Distributor” has the meaning set forth in the Master Agreement.
(ii)
“Information Security Requirements” has the meaning set forth in Schedule V.
(jj)
“Information Security Safeguards” has the meaning set forth in Schedule V.
(kk)
“JPM Service Agreement” means the Amended and Restated Separate Accounts Service Agreement dated as of September 16, 2010, by and between the Company, certain Affiliates of the Company, and J.P. Morgan Investor Services Co., a Delaware corporation (“JPM Services”), as the same existed as of the date of the Master Agreement.
(ll)
“Legally Required Company Actions” means any actions related to the Services that the Company is required by Applicable Law or Governmental Authorities to take without the Administrator acting on its behalf.
(mm)
“Licensed Names and Marks” has the meaning set forth in Section 14.14.
(nn)
“Losses” has the meaning set forth in the Master Agreement.
(oo)
“Model Audit Rule” means the “Model Regulation Requiring Annual Audited Financial Reports” developed by the NAIC.
(pp)
“MLOA Business” has the meaning set forth in the Master Agreement.
(qq)
“MLOA Indemnified Parties” has the meaning set forth in Section 11.2.
(rr)
“Net Retained Liabilities Policies” has the meaning set forth in the Reinsurance Agreement.
(ss)
“Network and Host Security Methods” has the meaning set forth in Schedule V.
(tt)
“Notification Related Costs” has the meaning set forth in Schedule V.
(uu)
“Parent” has the meaning set forth in the Recitals.
(vv)
“Party” means each of the Company and the Administrator.
(ww)
“Person” has the meaning set forth in the Master Agreement.
(xx)
“Personnel” means, with respect to any Party, (i) the employees, officers and directors of such Party or its Affiliates or (ii) agents, accountants, attorneys, independent contractors and other third parties engaged by such Party or its Affiliates.
(yy)
“Physical Security” has the meaning set forth in Schedule V.
(zz)
“Premium Taxes” means any Taxes that constitute General Account Liabilities as provided for in the Reinsurance Agreement.
(aaa)
“Premiums” means premiums, considerations, deposits, payments, loan interest and principal repayments and other amounts received by or on behalf of the Company in respect of the Covered Insurance Policies.
(bbb)
“Processing” has the meaning set forth in Schedule V.
(ccc)
“Master Agreement” has the meaning set forth in the recitals.
(ddd)
“New Policies” has the meaning set forth in the Reinsurance Agreement.
(eee)
“Recipient” means the Company and its Affiliates that conduct the operations of the MLOA Business.
(fff)
“Recoveries” has the meaning set forth in the Reinsurance Agreement.
(ggg)
“Reinsurance Agreement” has the meaning set forth in the recitals.
(hhh)
“Reinsurance Receivables” has the meaning set forth in the Reinsurance Agreement.
(iii)
“Reinsured Business” means the Covered Insurance Policies, the Separate Accounts, the portion of the Shared Separate Account that relates to the Covered Insurance Policies, the portion of the Existing Reinsurance Agreements that relates to the Covered Insurance Policies and any Reinsured Liabilities, but expressly excluding any Excluded Liabilities.
(jjj)
“Reinsured Liabilities” has the meaning set forth in the Reinsurance Agreement.
(kkk)
“Responding Party” has the meaning set forth in Section 14.9(c).
(lll)
“Required Balance” has the meaning set forth in the Reinsurance Agreement.
(mmm)
 “SAP” has the meaning set forth in the Reinsurance Agreement.
(nnn)
“SEC” means the United States Securities and Exchange Commission.
(ooo)
“Seller” has the meaning set forth in the recitals.
(ppp)
“Separate Accounts” means the registered and unregistered separate accounts of the Company identified in Schedule 1.1(D) to the Reinsurance Agreement, other than the Shared Separate Account.
(qqq)
“Separate Account Reserves” has the meaning set forth in the Reinsurance Agreement.
(rrr)
“Serviced Business” means any portion of the Administered Business that is not Reinsured Business, including the Net Retained Liabilities Policies.
(sss)
“Services” has the meaning set forth in Section 2.1.
(ttt)
“Servicing Agreements” means (i) the Broker-Dealer and General Agent Servicing Agreement for In-Force MLOA Products by and among MLOA, AXA Network, LLC and AXA Advisors, LLC, dated as of the date hereof, and (ii) the Wholesale Servicing Agreement.
(uuu)
“Settlement Statement” has the meaning set forth in the Reinsurance Agreement.
(vvv)
“Shared Separate Account” means MONY Life Insurance Company of America Separate Account “L” but only so long as such separate account includes assets held in respect of insurance policies issued by the Company that are not Covered Insurance Policies, at which time MONY Life Insurance Company of America Separate Account “L” shall become a “Separate Account” hereunder.
(www)
“Statutory Financial Statements” has the meaning set forth in the Reinsurance Agreement.
(xxx)
“Subcontractor” has the meaning set forth in Section 14.15.
(yyy)
“Taxes” has the meaning set forth in the Master Agreement.
(zzz)
“Tax Returns” has the meaning set forth in the Master Agreement.
(aaaa)
“Terminal Settlement Statement” has the meaning set forth in the Reinsurance Agreement.
(bbbb)
“Transaction Agreements” means the Master Agreement and each of the Ancillary Agreements other than this Agreement.
(cccc)
“Transition Services Agreement” means that certain Transition Services Agreement, dated October 1, 2013, by and between AXA Equitable Life Insurance Company and the Administrator.
(dddd)
“Treasury Regulations” has the meaning set forth in the Reinsurance Agreement.
(eeee)
“Trust Account” has the meaning set forth in the Reinsurance Agreement.
(ffff)
 “Trust Agreement” has the meaning set forth in the Reinsurance Agreement.
(gggg)
“Virus” means any virus, worm, Trojan horse, time bomb, time lock, trap door, malicious code, malware or other software, program or file designed to or able to, without the knowledge and authorization of the Company or its Affiliates, disrupt, disable, harm, interfere with , intrude upon or impede in any manner the operation of any software, firmware, computer data, network, memory or hardware.
(hhhh)
“Vulnerability Assessment” has the meaning set forth in Schedule V.
(iiii)
“Wholesale Servicing Agreement” means the Wholesale Level Servicing Agreement for In-Force MLOA Products by and between MLOA and AXA Distributors, LLC, each dated as of the date hereof.
Article II

APPOINTMENT; NOTIFICATION OF INTERESTED PARTIES
Section II.1
Appointment.  Subject to Section 2.2 and Section 2.3, unless specifically prohibited under Applicable Law, the Company hereby appoints the Administrator as its agent on an exclusive basis for the period specified in Section 8.1 hereof, to provide (a) all required, necessary and appropriate administrative and related services with respect to the Administered Business, other than services that are required, necessary and appropriate because the Company or its Affiliates are subject to non-U.S. legal and regulatory requirements and industry standards, and (b) the services as forth on Schedule II hereto (the services described in the foregoing clauses (a) and (b), collectively, the “Services”), and the Administrator hereby accepts such appointment and shall perform such Services on behalf of and in the name of the Company on the terms and subject to the limitations and conditions set forth herein.  The Parties acknowledge that, during the term of this Agreement the Company and/or its Affiliates may become subject to non-U.S. legal and regulatory requirements and industry standards that may relate to the Administered Business, and it is the intention of the Parties to address such non-U.S. requirements and standards.  Therefore, to the extent any services are reasonably required, necessary and appropriate for the Company or any of its Affiliates to conduct its respective business with respect to the Administered Business and are not included as Services hereunder, the Company and the Administrator shall, upon the written request of the Company, negotiate in good faith and in a commercially reasonable manner for the Administrator to commence providing such services on fair and reasonable terms and, upon such agreement, such services shall constitute “Services” hereunder and Schedule II shall be duly amended.  For purposes of this Agreement, the intention of the Parties is that the Administrator shall perform the Services required under this Agreement in such a manner so as to minimize, to the maximum extent reasonably practicable in the context of the particular Service, the involvement of the Company and its Affiliates in the Services, subject to (i) the Seller, Parent and their Affiliates’ obligations under the Transition Services Agreement and (ii) the Company’s obligations with respect to Company Actions.  At all times during the term of this Agreement, the Administrator shall hold, possess and maintain, either directly or through the appointment of Subcontractors permitted pursuant to Section 14.15, any and all licenses, franchises, permits, privileges, immunities, approvals and authorizations from any Governmental Authority that are necessary to perform the Services.
Section II.2
Provision of Services Pursuant to Transition Services Agreement.  The services Seller, Parent and their Affiliates have agreed to provide pursuant to the terms, conditions and limitations of the Transition Services Agreement, including any service that would otherwise constitute a Service under this Agreement, for so long as such services are required to be so provided, are excluded from the definition of Services hereunder and the Administrator shall have no obligation to provide such Service pursuant hereto until the Seller, Parent or their Affiliates’ obligation to provide such Service pursuant to the Transition Services Agreement has terminated.
Section II.3
Company Actions.
(a)
The Parties hereby agree that, notwithstanding anything to the contrary herein, the Seller, Parent, Company or their Affiliates shall for the term of this Agreement (i) perform, and retain exclusive authority to perform, (x) Legally Required Company Actions, (y) those actions set forth on Schedule III, and (z) those actions with respect to the Company that do not exclusively relate to the Administered Business and are performed on the entity level, and (ii) upon Administrator’s written request, and at Administrator’s sole cost and expense, perform additional commercially reasonable actions as are reasonably required to enable the Administrator to perform the Services, but only to the extent that it would be substantially less burdensome for the Company than for the Administrator to perform such additional actions (the actions so required to be performed by the Seller, Parent, Company or their Affiliates, collectively, the “Company Actions”).  If the performance of any of the Company Actions is reasonably dependent on the performance of Services or the performance by Administrator and its Affiliates of their obligations under the Transaction Agreements, and such Services or obligations are not performed by the Administrator or its Affiliates in a timely manner, the Administrator and the Company shall cooperate and take commercially reasonable steps (at the Administrator’s cost and expense) (i) to restore or replace the proper and adequate performance of such Services or obligations as soon as reasonably practicable and (ii) unless and until such restoration or replacement is effective, develop and implement an alternative means by which such Company Action will be performed.  The Company shall not be deemed to be in breach of this Agreement as a result of any failure to perform, or inadequacy in the performance of, Company Actions hereunder to the extent the performance of such Company Actions is reasonably dependent upon Services or the performance by Administrator or its Affiliates of their obligations under the Transaction Agreements that have not been performed.  This Section 2.3(a) shall not be construed to limit the rights and remedies available to the Company hereunder or any other rights and remedies otherwise available to the Company or its Affiliates in the event of any breach by the Administrator or any of its Affiliates of any of the Transaction Agreements.
(b)
The Company agrees that without the prior written consent of the Administrator, during the term of this Agreement, it will not amend or terminate, assign or waive any of its rights under, or amend, assign or subcontract any of its obligations under (i) the In-Force Retail Sales Agreements, except such rights or obligations relating to the rates and terms of compensation payable to the Brokers-of-Record serviced by AXA Distributors, LLC under the Wholesale Servicing Agreement, or (ii) the Servicing Agreements, except as contemplated by Section 2.3(e).  To the extent the Company recovers any amount with respect to the Reinsured Business arising under or relating to the Servicing Agreements, including but not limited to recoveries under indemnification rights thereunder, any damages for breach of contracts and reimbursement for costs and expenses, the Company shall pay such amounts to the Administrator (without duplication of any other amounts paid by the Company or any of its Affiliates to Administrator or any of its Affiliates under the other Transaction Documents).
(c)
From and after the Effective Date, the Company shall use reasonable best efforts to keep in full force and effect the Contracts listed on Section 5.22(a) of the Seller Disclosure Letter (as defined in the Master Agreement) and not to amend, modify, terminate, limit, expand or otherwise alter any such agreement without the Administrator’s prior written consent.  The Company agrees that it will not initiate or, without the prior written consent of the Administrator (not to be unreasonably withheld, conditioned or delayed), consent to any termination, modification or amendment of any agreement between the Company and a variable investment trust or other investment vehicle (each such trust or vehicle a “Trust”, and any portfolio of a Trust, a “Fund”) offered as an investment option in the Separate Accounts or Shared Separate Account with respect to the Covered Insurance Policies if such termination, modification or amendment would (i) materially reduce any amounts paid to the Company pursuant to administrative, distribution or other service arrangements in place with such Trust or (ii) materially and adversely affect the terms on which the Funds of such Trust are available for investment under the Covered Insurance Policies, including without limitation by (x) making such Fund unavailable for investment under the Covered Insurance Policies, (y) materially reducing the services provided by the Trust and its Affiliates to the Administrator (on behalf of the Company), the Separate Accounts or the Shared Separate Account, or (z) making administrative changes that would materially increase the cost to the Administrator of administering Covered Insurance Policies offering such Fund as an investment option; provided that upon reasonable advance written notice by the Company, without the consent of Administrator, the Company and its Affiliates may liquidate, terminate, merge or otherwise combine Funds managed by an Affiliate of the Company.  The Parties shall reasonably cooperate with respect to maintenance of the relationship between the Administered Business and such Trust and, to the extent required by this Section 2.3(c), shall consult each other with respect to proposed terminations, amendments or modifications of such agreements.  The Parties further agree that any actions initiated by the Board of Trustees of an investment vehicle or investment option offered in the Separate Accounts or Shared Separate Account shall not be subject to any right of the Administrator to consent to, or be consulted with respect to, such action, except to the extent Company has a right to consent to, or be consulted with respect to, such action.
(d)
During the term of this Agreement, the Company shall be entitled to a reasonable opportunity to review and comment on all proposed prospectuses, registration statements and sales materials for variable products for which the Administrator is responsible in accordance with Schedule II before such items are filed or sent to policyholders with respect to the Separate Account or, as applicable, the Shared Separate Account.  The Administrator shall take any such comments into account in good faith and shall not unreasonably reject such comments.
(e)
(1)
If at any time the Company is acquired by, or merges into, an entity (the “Acquiring Entity”) that is not an Affiliate or a Subsidiary of Parent (an “Acquisition”), the Company may, but shall not be obligated to, terminate AXA Advisors, LLC and AXA Distributors, LLC, (the “Principal Underwriters”) or either of them, as applicable, solely as principal underwriters of the Covered Insurance Policies,  provided, that as promptly as practicable after the Company determines that the Company intends to terminate the Principal Underwriters as principal underwriter upon consummation of or following the Acquisition , the Company shall deliver written notice of such determination to the Administrator.  For the avoidance of doubt, such notice may be delivered prior to the consummation of the Acquisition.
(2)
Following delivery of the written notice specified in subsection (e)(1), and upon request of the Administrator, the Company shall request that an Affiliate of the Acquiring Entity be appointed as principal underwriter for the applicable Covered Insurance Policies.
(3)
Within 120 days after delivery of the  written notice specified in subsection (e)(1), Administrator shall identify another broker-dealer to serve as successor principal underwriter of the Covered Insurance Policies (the “Successor Principal Underwriter”), which broker-dealer may be an Affiliate of Administrator, an Affiliate of the Acquiring Entity or an unaffiliated third party.
(4)
On the later of (i) the date that is 180 days after the Company’s provision of the written notice specified in subsection (e)(1) (or if such day is not a Business Day, on the next Business Day) or (ii) the date on which the Acquisition is consummated, unless otherwise agreed by the Parties, the Company will terminate the appointment of the Principal Underwriter and appoint the Successor Principal Underwriter identified by Administrator.
(5)  The Parties will cooperate in good faith to facilitate the transition from the Principal Underwriter to the Successor Principal Underwriter.
(6)  Regardless of the identity of the Successor Principal Underwriter,  AXA Advisors, LLC, AXA Network, LLC, and AXA Distributors, LLC (which are the “Servicers” and/or “Wholesale Servicer” as defined under the Servicing Agreements, referred to herein collectively as the “AXA Servicers”), shall continue to act as Servicer or Wholesale Servicer, as appropriate, under the Servicing Agreements, and be subject to all obligations of a Servicer or Wholesale Servicer, as appropriate, under the Servicing Agreements.  Effective as of the effective date of such new principal underwriting agreement, the Company shall amend the applicable Servicing Agreement to replace the former principal underwriter with the Successor Principal Underwriter, and shall enter into such other agreements with the Successor Principal Underwriter and/or the AXA Servicers having commercially reasonable terms as may be necessary to authorize and permit the AXA Servicers to continue to perform their obligations as Servicers or Wholesale Servicer under the Servicing Agreements.
(f)
From and after the time that the Company ceases to be an Affiliate of Parent or Seller, the Company shall not use any information regarding the Administered Business other than for purposes of complying with its obligations under the Reinsurance Agreement and this Agreement.
Section II.4
Power of Attorney.  Subject to the terms and conditions herein, the Company hereby appoints and names the Administrator, acting through its authorized officers and employees, as the Company’s lawful attorney-in-fact, from and after the Effective Date for so long as the Administrator is authorized to perform the Services and solely to the extent necessary to provide the Services, (a) to do any and all lawful acts that the Company might have done with respect to the Administered Business, and (b) to proceed by all lawful means (i) to perform any and all of the Company’s obligations with respect to the Administered Business, (ii) to enforce any right and defend (in the name of the Company, when necessary) against any liability arising with respect to the Administered Business, (iii) to sue or defend (in the name of the Company, when necessary) any Action arising from or relating to the Administered Business, (iv) to collect any and all sums due or payable to the Company in respect of the Administered Business, (v) to collect any and all Recoveries due or payable under or relating to the Covered Insurance Policies, the Separate Accounts, the portion of the Shared Separate Account that relates to the Covered Insurance Policies or the Existing Reinsurance Agreements with respect to the Covered Insurance Policies; (vi) to sign (in the Company’s name, when necessary) vouchers, receipts, releases and other papers in connection with any of the foregoing matters, (vii) to enforce the rights and perform the obligations of the Company under the Servicing Agreements and the In-Force Retail Sales Agreement; (viii) to take actions necessary, as may be reasonably determined by the Administrator, to maintain the Covered Insurance Policies, the Separate Accounts, the portion of the Shared Separate Account that relate to the Covered Insurance Policies and the portions of the Existing Reinsurance Agreements that relate to the Covered Insurance Policies in compliance with Applicable Law; (viii) to request rate and form changes for the Covered Insurance Policies pursuant to Sections 3.5 and 3.8 hereof; and (ix) to do everything lawful in connection with the satisfaction of the Administrator’s obligations and the exercise of its rights under this Agreement.
Section II.5
Notification of Interested Parties.  If required by Applicable Law, the Administrator shall send to (a) the policyholders of the Covered Insurance Policies and (b) any applicable service providers, reinsurers, custodians, mutual fund organizations or other counterparties under agreements relevant to the Administered Business, a written notice prepared by the Administrator and approved by the Company before distribution (such approval not to be unreasonably withheld, conditioned or delayed) advising that the Administrator has been appointed by the Company to provide the Services.  Notices to policyholders of Covered Insurance Policies shall be mailed to each such policyholder’s last known address of record furnished by the Company to the Administrator.
Section II.6
Coordinators.  As of the Effective Date, each Party shall appoint and provide written notice to the other Party pursuant to Section 14.1, of the name, title and contact information for an individual who shall be a current officer or employee of such Party or an Affiliate thereof and shall serve as such Party’s primary contact with respect to issues that may arise out of the scope or performance of this Agreement (each, a “Coordinator”).  The Parties may replace their respective Coordinator by giving notice pursuant Section 14.1 to the other Party stating the name, title and contact information for the new Coordinator. Subject to Section 7.7, each Coordinator will have primary responsibility on behalf of its respective Party, to communicate and coordinate with the other Coordinator with respect to this Agreement.  The Coordinators shall meet, either in person or telephonically, from time to time as necessary or appropriate to discuss open issues related to this Agreement and performance hereunder.  In the event there is an open issue that is time critical (in the reasonable judgment of the requesting Coordinator) or a dispute arises between the Parties under this Agreement, the Coordinators shall meet as soon as reasonably practicable and shall use reasonable efforts and work together in good faith to resolve any disagreements or disputes between the Parties as expeditiously as possible.
Article III

SERVICES PROVIDED BY ADMINISTRATOR
Section III.1
Services. Subject to Article II, from and after the Effective Date and thereafter during the term of this Agreement (unless otherwise specified), the Administrator agrees to perform the Services, and is authorized to do so in the name or on behalf of the Company where appropriate, and the Administrator’s performance of the Services shall comply with and be subject in all events to the standards set forth in Section 3.2.
Section III.2
Standards.
(a)
The Administrator acknowledges that the performance of the Services in an accurate and timely manner is of critical importance to the Company.  The Administrator agrees to perform the Services (i) with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances, (ii) in compliance with Applicable Law, the terms of the Covered Insurance Policies and the Existing Reinsurance Agreements, and (iii) with substantially the same priority as it accords its own operations with respect to similar business for its own account. Administrator further agrees to adhere to any written guidelines and procedures regarding the Covered Insurance Policies, Separate Accounts and Existing Reinsurance Agreements as may reasonably be agreed to by the Parties from time to time.
(b)
The Administrator shall maintain, either directly or through the appointment of Subcontractors permitted pursuant to Section 14.15, from the Effective Date and thereafter during the term of this Agreement, the expertise, trained personnel, resources, systems, controls and procedures (financial, legal, accounting, administrative or otherwise) reasonably required to perform the Services in accordance with the standards set forth herein.  Without limiting the generality of the foregoing, from the Effective Date until the one-year anniversary of the Effective Date, Administrator shall use its commercially reasonable efforts to engage JPM Services or an Affiliate thereof to provide to the Company substantially those services in respect of the Separate Accounts and the portion of the Shared Separate Account that relates to the Covered Insurance Policies, including the data feeds and reports of the type and in the format, that were provided by JPM Services to the Company during the twelve months preceding the Effective Date pursuant to the JPM Service Agreement, upon commercially reasonable terms.
(c)
If the performance of any of the Services by the Administrator is reasonably dependent on the performance of Company Actions or the performance by Seller, Parent and their Affiliates of their obligations under the Transaction Agreements (other than the Company’s performance under the Servicing Agreements), and such Company Actions or obligations are not performed by the Seller, the Parent, the Company or their Affiliates in a timely manner, the Administrator and the Company shall cooperate and take commercially reasonable steps (at the Company’s cost and expense) (i) to restore or replace the proper and adequate performance of such Company Actions or obligations as soon as reasonably practicable and (ii) unless and until such restoration or replacement is effective, develop and implement an alternative means by which such Service (or a replacement service reasonably acceptable to the Company) will be provided to the Company.  The Administrator shall not be deemed to be in breach of this Agreement as a result of any failure to perform, or inadequacy in the performance of, Services hereunder to the extent the performance of such Services is reasonably dependent upon Company Actions or the performance by Seller, Parent and their Affiliates of their obligations under the Transaction Agreements that have not been performed.  This Section 3.2(c) shall not be construed to limit the rights and remedies otherwise available to the Administrator or its Affiliates in the event of any breach by the Company, Seller, Parent or any of their Affiliates of any of the Transaction Agreements.
(d)
Actions Directed by the Company.  The Administrator shall not be liable to the Company for any acts, errors or omissions in performing the Services to the extent such acts, errors or omissions were directed by the Company or its Affiliates in writing.
Section III.3
Decision Authority; Collection Services; Separate Accounts.
(a)
Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to direct the Administrator to take any reasonable action, or reasonably to refrain from taking any action in connection with, the performance of the Services hereunder, in each case, to the extent necessary to prevent a material breach of Applicable Law, provided, that in exercising such right, the Company shall act in good faith, taking into account the intent of the Parties with respect to, and the stated purposes of, this Agreement and the Transaction Agreements.
(b)
From the Effective Date and thereafter during the term of this Agreement, the Administrator, on behalf of the Company, shall assume responsibility for the receipt and processing of all Recoveries under the Covered Insurance Policies.  If any such Recoveries are received by the Company, the Company shall promptly remit such amounts to the Reinsurer.
(c)
The Administrator shall be responsible for allocating all amounts actually received by the Administrator under clause (b) above among the Separate Accounts, the Shared Separate Account, the Reinsurer and the Collection Account, as applicable, in accordance with the terms of the Covered Insurance Policies, the Reinsurance Agreement and this Agreement.  The Administrator, on behalf of the Company, shall process payment of any amounts to be paid out of each Separate Account and Shared Separate Account in accordance with the terms of the applicable Covered Insurance Policy, provided that Administrator shall process such payment, to the extent of sufficient funds therein.  The Parties shall cooperate, in conjunction with the applicable variable investment Funds, to establish procedures to prevent the commingling of assets attributable to the Administered Business, on the one hand, and the business of the Company that is not Administered Business, on the other hand, and otherwise to ensure that funds are traceable to the appropriate Company insurance policy.
Section III.4
Legally Required Company Actions.  The Administrator shall give the Company timely notice of any Legally Required Company Actions including, without limitation, filings with insurance regulators and other Governmental Authorities, which relate principally to the Covered Insurance Policies, the Separate Accounts or the portion of the Shared Separate Account that relates to the Covered Insurance Policies and, subject to the Company Actions where required and to the extent reasonably practicable, will prepare in a timely manner the forms of any documentation required for the Company to comply therewith, and the Company will cooperate with the Administrator to the extent necessary to allow the Administrator to fulfill such obligations.
Section III.5
Rate and Form Filings.  Subject to the Company’s rights in Section 3.4 hereof, the Administrator shall have the authority, with respect to the Covered Insurance Policies that constitute Reinsured Business, to make filings with applicable regulatory authorities, in the name and on behalf of the Company to (i) maintain the Company’s current rate and form filings with Governmental Authorities, (ii) effect changes to the Company’s rates and policy forms to the extent such changes are required by Applicable Law provided the Administrator gives the Company written notice of the nature of such required change not less than 10 Business Days prior to the proposed effective date thereof to the extent possible under Applicable Law, (iii) apply for changes in the premium rates that may be charged for the Covered Insurance Policies from time to time and make related amendments to the applicable policy forms including, without limitation, applications, endorsements and riders; provided that a copy of the generic rate change and related generic policy form filing shall be delivered to the Company at least fifteen (15) Business Days in advance of the date that Administrator begins making state specific filings to the extent possible under Applicable Law; (iv) apply for other amendments to the applicable Covered Insurance Policy forms including applications, endorsements and riders, provided that Administrator shall deliver copies of policy form filings it made with state regulatory authorities promptly upon the request of the Company; and (v) solely with respect to the Administrator’s right to issue New Policies pursuant to, and subject to the provisions of, Section 3.8 hereof, apply for new policy forms and associated rates including applications, endorsements and riders, provided that a copy of the generic rate change and related generic policy form filing shall be delivered to the Company at least ten (10) Business Days in advance of the date that Administrator begins making state specific filings to the extent possible under Applicable Law.  The Company shall cooperate with the Administrator, at the Administrator’s expense, in seeking approval of any reasonable filing made pursuant to this Section.
Section III.6
Existing Reinsurance Agreements.  The Administrator shall have the authority and responsibility to, and shall, manage and administer the portion of the Existing Reinsurance Agreements that relates to the Covered Insurance Policies, including providing all reports and notices that relate to the Covered Insurance Policies required with regard to such Existing Reinsurance Agreements to the reinsurer within the time required by such Existing Reinsurance Agreements and doing all other things necessary to comply with the terms and conditions of such Existing Reinsurance Agreements.  Without limiting the foregoing, Administrator shall timely pay all reinsurance premiums due to the reinsurer under such Existing Reinsurance Agreements with respect to the Covered Insurance Policies (other than the Net Retained Liability Policies) and, to the extent of funds available in the Accounts or otherwise provided by the Company, with respect to the Net Retained Liabilities Policies, and shall have the right to collect from such reinsurer all reinsurance recoverables due thereunder with respect to the Covered Insurance Policies.  The Administrator shall also have the authority to exercise any of the Company’s rights with respect to trust accounts, letters of credit or other security posted for the benefit of the Company in respect of the Covered Insurance Policies.  Notwithstanding the foregoing, the Company shall reasonably cooperate with Administrator, at Administrator’s expense, in the administration of the Existing Reinsurance Agreements to the extent that the Company’s participation is required thereunder or is reasonably requested by the counterparty to any the Existing Reinsurance Agreement.
Section III.7
Shared Reinsurance Agreements.  The Company shall have the authority and responsibility to, and shall, manage and administer the portion of the Shared Reinsurance Agreements that does not relate to the Covered Insurance Policies, including providing all reports and notices that relate to policies other than the Covered Insurance Policies required with regard to such Shared Reinsurance Agreements to the reinsurer within the time required by such Shared Reinsurance Agreements and doing all other things necessary to comply with the terms and conditions of such Shared Reinsurance Agreements.  Without limiting the foregoing, the Company shall timely pay all reinsurance premiums due to the reinsurer under such Shared Reinsurance Agreements with respect to the policies other than Covered Insurance Policies, and collect from such reinsurer all reinsurance recoverables due thereunder with respect to the policies other than the Covered Insurance Policies. Notwithstanding the foregoing, in the event that the Company materially fails to perform its obligations under this Section 3.7 with respect to such Shared Reinsurance Agreement, then upon written notice to the Company, the Administrator may assume the authority and responsibility to manage and administer the portion of such Shared Reinsurance Agreement that does not relate to the Covered Insurance Policies, and the Company shall use reasonable best efforts timely to provide any data, information, premiums and other amounts necessary in connection with such management and administration and shall otherwise cooperate in good faith with the Administrator. In the event that (i) the Company has not materially failed to perform its obligation under this Section 3.7 with respect to a Shared Reinsurance Agreement but (ii) the Company is determined to be obligated to provide consolidated reporting with respect to such Shared Reinsurance Agreement, the Parties shall cooperate in good faith to develop a mutually agreeable method to manage and administer such Shared Reinsurance Agreement.
Section III.8
New Policies.  The Company hereby authorizes and grants the Administrator the authority from and after the Effective Date until this Agreement is terminated in accordance with the terms hereof to reinstate or reissue the Covered Insurance Policies and issue New Policies in the name of the Company (i) pursuant to existing contractual commitments under Covered Insurance Policies, such as conversion rights, or (ii) subject to Section 5.14(e) of the Master Agreement, to offer directly to any holder of a Covered Insurance Policy any enhancement or modification of the terms of such Covered Insurance Policies.  The Administrator shall have the sole and exclusive right to make decisions with respect to the reinstatement, reissuance or issuance of the Covered Insurance Policies, subject to compliance with Applicable Law and the terms and conditions set forth in the applicable Covered Insurance Policies, the Reinsurance Agreement, the Master Agreement and this Agreement. All costs and expenses associated with the reinstatement, reissuance or issuance of New Policies shall be borne by the Administrator, without duplication of amounts payable under the Reinsurance Agreement.
Section III.9
Bank Accounts for Serviced Business.
(a)
The Company will establish one or more bank accounts (each a “Collection Account”) into which the Administrator shall deposit the following amounts actually received by the Administrator with respect to the Serviced Business: (i) all amounts received as Premiums on the Net Retained Liabilities Policies, (ii) all amounts payable to the Company under Existing Reinsurance Agreements with respect to the Serviced Business, (iii) all other amounts payable to the Company in respect of the Serviced Business, and (iv) amounts payable by the Company pursuant to the last sentence of Section 3.9(b).  The Administrator shall issue drafts and transfer funds from the Collection Account necessary to fund the Disbursement Accounts in accordance with Section 3.9(b).
(b)
The Company will establish one or more bank accounts (each a “Disbursement Account” and together with the Collection Account, the “Accounts”).  The Administrator shall (x) designate the authorized signatories for the Accounts; (y) issue drafts and make deposits into and transfers from the Accounts in the name of the Company and (z) engage in all other transactions with respect to the Accounts necessary in connection with the Serviced Business. The Administrator will pay the following disbursements by check, draft, or electronic payment drawn on Disbursement Account: (i) all benefits, other payments and adjustments payable by the Company on account of the Serviced Business, (ii) all amounts required to be deposited into the Separate Accounts or Shared Separate Account pursuant to Section 3.3(c), (iii) all reinsurance premiums, modified coinsurance reserve adjustment, investment income on assets held by the Company and other amounts payable to the reinsurer by the Company on account of the Existing Reinsurance Agreements in respect of the Serviced Business, (iv) subject to Section 4.1, the fees payable to the Administrator in respect of the Serviced Business, and (v) upon the written request of the Company, amounts in the Collection Account to the extent exceeding the amount required to be maintained to fund the payments described in the foregoing clauses (i)-(iv) on an ongoing basis, as determined in the Company’s sole discretion.  The Company name shall appear on the checks used for all payments made from the Disbursement Accounts.  The Administrator will on each Business Day determine the amount required to be paid from the Disbursement Account on such day and will promptly only fund such amounts from the Collection Account to maintain the Disbursement Account at all times at zero.  In the event that the balance in the Collection Account is insufficient to pay on behalf of the Company the amounts set forth above in respect of the Serviced Business and maintain the balance in the Disbursement Account at zero, the Company will, following notice by the Administrator, promptly fund any shortfall.
(c)
The Accounts are to be accessed by the Administrator for the sole purpose of making the deposits and disbursements described in the foregoing subsections (a) and (b), respectively, of this Section 3.9, and shall not be comingled with the Administrator’s other funds.  Upon the termination of this Agreement under the provisions of Section 8.1, the Company shall be entitled to immediately revoke any and all authority of the Administrator with respect to the Accounts.  The Administrator will provide the Company a monthly report of all receipts in and disbursements from the Collection Account and Disbursement Account in a form and in a time frame mutually agreed upon.
Section III.10
Scope of Authority.  Notwithstanding any other provision of this Agreement, without the consent of the Company, the Administrator shall not have authority to perform any Company Action and any action otherwise expressly denied to Administrator by the terms of the Transaction Agreements.
Article IV

FEES FOR SERVICES
Section IV.1
Fees for Services. In consideration of the Services the Administrator is providing in respect of the Separate Accounts and the Shared Separate Account and the related Covered Insurance Policies, the Company shall pay the Administrator the following fees: (i) a monthly fee equal to 0.0325%, multiplied by the average monthly market value of the assets in the Separate Accounts and the Shared Separate Account in respect of the Covered Insurance Policies during the prior month, which shall be calculated monthly as a simple average of beginning and ending balances and settled quarterly, and (ii) the fees set forth in Schedule VII.  Except as otherwise provided for in this Agreement, including in this Section 4.1, or any other Transaction Agreement, the Administrator shall receive no additional consideration with respect to the provision of the Services.
Article V

REPORTS; BOOKS AND RECORDS; BANK ACCOUNTS AND REMITTANCES
Section V.1
Reports.
(a)
As of and following the Effective Date, the Administrator shall (i) prepare all reports required by Schedule II and the Annexes thereto and (ii) at the Company’s cost and expense, any additional reports reasonably requested by the Company in connection with the performance of the Services and such additional reports shall be prepared and delivered on a timely basis in order for the Company to comply with any filing deadlines required by Applicable Law or by contract and, in the case of each of the foregoing clauses (i) and (ii), such reports shall be delivered in a commercially reasonable format usable by the Company, which, for the avoidance of doubt, may differ from the format currently used by the Company, or as otherwise agreed by the parties.
(b)
On a quarterly basis, (i) the Company shall prepare and provide to the Administrator a report containing a summary of any examinations or Actions initiated by a Governmental Authority or other Person with respect to which the Company has exercised its right to supervise and control the defense thereof in accordance with Section 7.2 or Section 7.6 in a form reasonably acceptable to the Administrator; and (ii) the Administrator shall prepare and provide to the Company a report containing a summary of any examinations or Actions initiated by a Governmental Authority or other Person relating to the Administered Business with respect to which the Administrator is supervising and controlling in a form reasonably acceptable to the Company.
(c)
Administrator will provide Seller, Parent or their designated representatives (including their outside auditors) access to its Sarbanes-Oxley Act and Model Audit Rules control documentation and testing results related to the Administered Business, and access to the books, records and employees of the Administrator for purposes of independently performing tests of the Administrator's documentation and controls, as reasonably requested by the Company from time to time; provided, in lieu of granting such access, the Administrator may engage its outside auditors to furnish to the Company a report in accordance with Statements on Standards for Attestation Engagements No. 16 – Type II or AICPA Professional Standards AT Section 101 – Type II as applicable, covering the Administrator's business operations, account reconciliation practices, information technology applications and information technology architecture as they relate to this Agreement.  Additionally, commencing following the termination of the Transition Services Agreement and for as long as this Agreement is in effect, within fifteen (15) days after the end of each calendar quarter, the Administrator shall indicate to the Company whether the Administrator is aware of any issues with respect to internal controls that would prevent it from providing the certifications set forth in Schedule VIII and, within thirty (30) days after the end of each calendar quarter, deliver to the Company a completed quarterly management representation letter, substantially in the form set forth in Schedule VIII, signed by the authorized officers of the Administrator specified in Schedule VIII, on internal controls and any changes thereto or failures of compliance in respect thereof, in support of the management representation letter to be issued by the Company to its independent accountants. Administrator agrees that the Administered Business will remain subject to its customary Sarbanes-Oxley Act and Model Audit Rules controls environment and standards.  In the event that the nature of the Administered Business becomes such that the same level of controls and assurance is not needed, Administrator and the Company will work together to identify a mutually agreeable alternative approach such that the Company is able to satisfy its regulatory filing and audit requirements.  For purposes of this Section 5.1(c), any “materiality” or similar determination with respect to the Administered Business shall be made by reference to the Reinsured Liabilities, and not by reference to the Administrator or its consolidated group.
(d)
The Company shall, by April 30 of each year for which this Agreement remains in effect, provide to the Administrator an annual premium tax report (the “Annual Premium Tax Report”) that shows Premium Tax liability of the Company in respect of the Covered Insurance Policies (other than the Net Retained Liabilities Policies). The Annual Premium Tax Report will indicate any credits, deductions, or offsets that reduce the Reinsurer’s obligation to reimburse the Company for Premium Taxes under the terms of the Reinsurance Agreement.  The Annual Premium Tax Report will reflect (i) any overpayment or underpayment by the Administrator (as Reinsurer under the Reinsurance Agreement) for Premium Taxes with respect to Quarterly Premium Tax Payments (as defined in Schedule II hereof) for the calendar year to which the Annual Premium Tax Report relates and (ii) any other relevant adjustments to Premium Taxes, which adjustments shall be described in reasonable detail in a schedule to the Annual Premium Tax Report.  Such overpayment or underpayment will be paid by the appropriate party within 30 days of the receipt of the Annual Premium Tax Report.
Section V.2
Books and Records and Access to Books and Records.
(a)
As of and following the Effective Date, to the extent not otherwise maintained by the Administrator under the Reinsurance Agreement, the Administrator shall maintain books and records of all transactions pertaining to the Administered Business (i) in accordance with any and all Applicable Laws, (ii) in accordance with the Administrator’s internal record retention procedures and policies, and (iii) in a format accessible by the Company and its representatives.  All original books and records with respect to the Administered Business shall be or remain the property of the Company and shall not be destroyed without the consent of the Company; provided, that the Administrator shall continue to have custody of such books and records for so long as is reasonably required for the Administrator to carry out its duties under this Agreement.
(b)
During the term of this Agreement, upon any reasonable request from the Company or its representatives, the Administrator shall (i) provide to the Company and its representatives reasonable access during normal business hours to the books and records (including any such materials developed after the Effective Date by a Party hereto or its Affiliates) under the control of the Administrator pertaining to the Administered Business; provided that such access shall not unreasonably interfere with the conduct of the business of the Administrator, (ii) permit the Company and its representatives to make copies of such records and (iii) permit the Company and its representatives to review, audit, or copy any Tax Returns for which the Administrator is responsible that relate to the Services and review the Administrator’s processes and operations with respect to its obligations in respect of Taxes that relate to Services performed for the Administered Business, in each case at no cost to the Administrator.  Nothing herein shall require the Administrator to disclose any information to the Company or its representatives if such information does not pertain directly to the Administered Business or if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any Applicable Law or any contract (including any confidentiality agreement to which the Administrator or any of its Affiliates is a party) (it being understood that the Administrator shall use its reasonable best efforts to enable such information to be furnished or made available to the Company or its representatives without so jeopardizing privilege or contravening such Applicable Law or contract) or require the Administrator to disclose its tax records or any personnel or related records.
(c)
During the term of this Agreement, upon any reasonable request from the Administrator or its representatives, the Company shall (i) provide to the Administrator and its representatives reasonable access during normal business hours to the books and records (including any such materials developed after the Effective Date by a Party hereto or its Affiliates) under the control of the Company pertaining to the Administered Business, the Company Actions and the Services to be provided under this Agreement and the reinsurance to be provided under the Reinsurance Agreement; provided that such access shall not unreasonably interfere with the conduct of the business of the Company, and (ii) permit the Administrator and its representatives to make copies of such records, in each case at no cost to the Administrator.  Nothing herein shall require the Company to disclose any information to the Administrator or its representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any Applicable Law or contract (including any confidentiality agreement to which the Company or any of its Affiliates is a party) (it being understood that the Company shall use its reasonable best efforts to enable such information to be furnished or made available to the Administrator or its representatives without so jeopardizing privilege or contravening such Applicable Law or contract) or require the Company to disclose its tax records (other than premium tax filings) or any personnel or related records.
(d)
The Administrator shall maintain facilities and procedures that are in accordance with Applicable Law and commercially reasonable standards of insurance recordkeeping for safekeeping the books and records maintained by the Administrator or its Affiliates that pertain to the Administered Business.  The Administrator shall back up all of its computer files relating to the Administered Business or otherwise used in the performance of the Services under this Agreement on a daily basis and shall maintain back-up files in an off-site location.
(e)
The Administrator shall cooperate with any Governmental Authority having jurisdiction over the Company in providing access to the books and records referenced in this Section 5.2(a) or (b).
Section V.3
Remittances.  Except as contemplated in Section 3.9, if the Administrator or any of its Affiliates receives any remittance or other payment that it is not entitled to receive or obligated to process under the terms of this Agreement or the Reinsurance Agreement, the Administrator or such Affiliate shall promptly forward such remittance or other payment to the Company, but in any event, within ten (10) Business Days of receipt thereof.
Article VI

INABILITY TO PERFORM SERVICES; ERRORS
Section VI.1
Inability to Perform Services.  Subject to Section 3.2(c), in the event that the Administrator is unable to perform all or a portion of the Services for any reason for a period that could reasonably be expected to exceed ten (10) Business Days, the Administrator shall promptly provide notice to the Company of its inability to perform the applicable Services and shall cooperate with the Company in obtaining an alternative means of providing such Services.  The Administrator shall be responsible for all fees, costs and expenses incurred in order to obtain such alternative means of providing the applicable Services and in order to restore such Services.
Section VI.2
Errors.  Subject to Section 3.2(c), the Administrator shall, at its own expense, correct any errors in the Services caused by it as promptly as practicable following notice thereof from the Company or any other Person or upon discovery thereof by the Administrator.
Article VII

COMPLAINTS AND LEGAL ACTIONS
Section VII.1
Regulatory Complaints.  With respect to any examination or Action initiated by a Governmental Authority relating to the Administered Business:
(a)
if the Company or the Administrator receives notice of or otherwise becomes aware of such an examination or Action, the Company or the Administrator, as applicable, shall promptly notify the other Party thereof.  The Administrator shall, except as set forth in Sections 7.1(b) and 7.2, supervise and control the defense and/or settlement of such examinations and Actions initiated by any Governmental Authority at its own cost and expense, and in the name of the Company when necessary.
(b)
the Company authorizes the Administrator to prepare, with a copy to the Company, a response within the Governmental Authority’s requested time frame for response or, if no such time frame is provided, within the time frame as allowed by Applicable Law; provided, that the Administrator shall provide its proposed response to the Company for its prior review and approval (which shall not be unreasonably withheld, delayed or conditioned), which shall be deemed to have been given unless the Administrator receives notice of objection to such proposed response within five (5) Business Days after receipt of such proposed response by the Company; provided, further, that, except as set forth in Section 7.2 hereof, if a response to a Governmental Authority is required by Applicable Law to be filed less than fifteen (15) Business Days after receipt of the communication from the Governmental Authority that gave rise to the required response, then the proposed response shall be deemed to have been so approved unless the Administrator receives notice of objection to such proposed response within a period equal to one-third of the number of Business Days (rounded down) within which the response was required; and
(c)
at the Company’s request, the Administrator shall provide to the Company a report summarizing the nature of any such examination or Action by a Governmental Authority, the alleged actions or omissions giving rise to such examination or Action and copies of any files or other documents that the Company may reasonably request in connection with its review of such matters.
Section VII.2
Defense of Regulatory Complaints.  Notwithstanding anything in this Agreement to the contrary, the Company, upon written notice to the Administrator and at its own cost and expense, shall have the right at any time to supervise and exclusively control the defense and/or settlement of any examination or Action initiated by a Governmental Authority that (i) if successful, could, reasonably be expected to materially interfere with the business, financial condition or reputation of the Company or any of its Affiliates, (ii) relates to any Premium Taxes or any Tax Returns filed in connection with such Premium Taxes or (iii) relates primarily to the Serviced Business; provided, however, the Company shall not respond to any such examinations or Actions without taking into account in good faith any recommendation of the Administrator provided to the Company with respect to such matters and shall not unreasonably reject such recommendation, and shall not settle or compromise any such examinations or Actions without the Administrator’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).
Section VII.3
Other Actions.  With respect to any Actions by any Person other than a Governmental Authority relating to the Administered Business, the Administrator shall:
(a)
notify the Company promptly, and in no event later than ten (10) Business Days after receipt of notice thereof, of any such Action that is instituted or threatened in writing;
(b)
subject to Sections 7.5 and 7.6, supervise and control the investigation, contest, defense and/or settlement of all such Actions that relate to the Administered Business at its own cost and expense, and in the name of the Company when necessary; provided, that the Administrator shall provide the Company with sufficient opportunity to comment on its handling of any Action; and
(c)
keep the Company fully informed of the progress of all such Actions relating to the Administered Business and, at the Company’s request, provide to the Company a report summarizing the nature of any such Action, the alleged actions or omissions giving rise to such Action and copies of any files or other documents that the Company may reasonably request in connection with its review of such matters.
Section VII.4
Notice to Administrator.  After the date hereof, the Company shall notify the Administrator promptly, but in no event later than ten (10) Business Days, following its receipt of notice of any Action that has been instituted or threatened in writing relating to the Administered Business with respect to which the Company is named as a party, and shall promptly furnish to the Administrator copies of all pleadings in connection therewith.
Section VII.5
Participation.  Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to engage its own separate legal representation, at its own expense, and to participate fully in the defense of any Action (other than Actions brought by any Governmental Authority, which are the subject of Sections 7.1 and 7.2) relating to the Administered Business with respect to which the Company is a named party or that otherwise relates primarily to the Serviced Business if such Action, if successful, reasonably could be expected to materially interfere with the business, financial condition or reputation of the Company or any of its Affiliates, without waiving any right to indemnification or payment that it may have under the terms of the Master Agreement, the Reinsurance Agreement or this Agreement.  The Administrator shall not settle or compromise any such Action without the Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) unless (a) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person by the Company or any of its Affiliates, (b) the sole relief provided is monetary damages that are paid in full by the Administrator and a full and complete release is provided to the Company and its Affiliates, (c) the settlement does not encumber any of the assets of the Company or its Affiliates or contain any restriction or condition that would materially adversely affect the Company or its Affiliates and (d) the Action neither is certified, nor seeks certification, as a class action.
Section VII.6
Defense of Actions.  Notwithstanding anything to the contrary in this Article VII, the Company, upon written notice to the Administrator and at its own cost and expense, shall have the right at any time to assume sole and exclusive control over the response, defense, settlement or other resolution of any Action (other than Actions brought by any Governmental Authority, which are the subject of Sections 7.1 and 7.2) that (i) if successful, reasonably could be expected to materially interfere with the business, financial condition or reputation of the Company or any of its Affiliates, (ii) relates to any Premium Taxes or any Tax Returns filed in connection with such Premium Taxes or (iii) relates primarily to the Serviced Business; provided, however, except with respect to actions related exclusively to the Serviced Business that would not result in any liability to the Administrator, the Company shall not respond to any such Actions without taking into account in good faith any recommendation of the Administrator provided to the Company with respect to such Actions and shall not unreasonably reject such recommendation, and shall not settle or compromise any such Actions without the Administrator’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).
Section VII.7
Cooperation.  Each Party hereto shall cooperate with and assist the controlling Party in responding to, defending, prosecuting and settling any examination or Action under this Article VII; provided, that neither Party shall be required to waive any applicable attorney-client, attorney work product or other evidentiary privileges, and provided, further that the Company shall not be required to provide the Administrator access to any federal, state, or local consolidated income Tax Return that includes the Company or its Affiliates.  Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor the Administrator shall have the authority to institute, prosecute or maintain any regulatory proceeding on behalf of the other Party without the prior written consent of such other Party, except as expressly contemplated in this Agreement.
Section VII.8
Indemnification Rights.  Notwithstanding anything to the contrary herein, this Article VII is subject to and not intended to limit or modify the parties’ rights to indemnification pursuant to Article XI of this Agreement, Article IX of the Reinsurance Agreement and Article X of the Master Agreement.
Article VIII

DURATION; TERMINATION
Section VIII.1
Duration.  This Agreement shall become effective as of the Effective Date and shall continue until the earlier of (a) the date on which the Reinsurance Agreement is terminated in accordance with the terms thereof and (b) the date on which this Agreement is terminated in accordance with the provisions of Section 8.2.
Section VIII.2
Termination.
(a)
This Agreement may be terminated at any time upon the mutual written consent of the Parties hereto, which written consent shall state the effective date and relevant terms of termination.
(b)
This Agreement is subject to immediate termination at the option of the Company, upon written notice to the Administrator, in the event that the Administrator becomes insolvent or is placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there is instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations, and, in any case, such proceeding shall continue undismissed for forty-five (45) days.
(c)
This Agreement is subject to immediate termination at the option of the Company if there is a material and continuing breach by the Administrator of this Agreement and such breach is not cured within twenty (20) Business Days following receipt by Administrator of written notice of such breach from the Company; provided, however, if such material breach is not curable within such twenty (20) Business Day period, the Company may not terminate the Administrator’s performance of the Services if the Administrator has, within such twenty (20) Business Day period, provided the Company with a detailed, written description of the Administrator’s good faith plan to cure such material and continuing breach; provided, further, if such material and continuing breach is not cured within forty-five (45) days following the Administrator’s delivery to the Company of such plan or such longer period as the Company may consent to (such consent not to be unreasonably withheld, conditioned or delayed), the Company may terminate the Administrator’s performance of the Services.
(d)
Upon termination of this Agreement (other than a termination resulting from the termination of all liabilities of the Company under all Covered Insurance Policies in accordance with their respective terms), (i) the Administrator and the Company shall each cooperate in the prompt transfer of the applicable Services and any books and records and other materials maintained by the Administrator related to such Services (or, where required by Applicable Law, copies thereof) to the Company or the Company’s designee reasonably acceptable to the Administrator, and (ii) to the extent this Agreement is terminated pursuant to Section 8.2(b) or (c), the Administrator shall use its reasonable best efforts to provide the Company or a replacement servicer designated by the Company with a license to, or seek to obtain consents of third parties for the use of, software and systems used by the Administrator in performing the Services as reasonably necessary to permit the Company or such replacement servicer to perform the Services for a reasonable period following such termination, such that the Company or such replacement servicer shall be able to perform the applicable Services without interruption following termination of this Agreement.
(e)
Upon termination of this Agreement by the Company pursuant to Section 8.2(b) or (c), the Administrator shall reimburse the Company for (i) reasonable out-of-pocket costs for transitioning the Services to a substitute provider reasonably acceptable to the Company (provided that in the event the Reinsurance Agreement is in effect at the time of such termination, the Company shall obtain the Administrator’s consent to such substitute provider, such consent not to be unreasonably withheld, conditioned or delayed, and the Administrator shall notify the Company of its decision with respect to such consent as soon as reasonably practicable and in any event within fifteen (15) Business Days following delivery of the Company’s request for such consent), (ii) any reasonable fees paid to any such substitute provider and (iii) any reasonable out-of-pocket costs incurred by the Company with respect to the Services after termination of this Agreement; provided, however, that upon the termination of the Reinsurance Agreement, the fees and expenses set forth in clauses (ii) and (iii) shall no longer be payable by the Administrator.
Section VIII.3
Survival.  Notwithstanding the other provisions of this Article VIII, Articles I, IX and XI and Sections 14.1, 14.3, 14.5, 14.8, 14.9 and 14.14(g) shall remain in full force and effect after the termination of this Agreement.
Article IX

CUSTOMER INFORMATION; OFAC
Section IX.1
Customer Information.  The Administrator shall, and shall cause its Affiliates, and shall require its Subcontractors, to, comply with Applicable Privacy Laws and the Information Security Requirements set forth in Schedule V attached hereto.
Section IX.2
OFAC Compliance.  Administrator shall not process any premium payment or pay any claim with respect to the Covered Insurance Policies if such actions are prohibited under any Applicable Law, including regulations promulgated by the Office of Foreign Assets Control of the U.S. Treasury Department implementing U.S. economic and trade sanctions against targeted foreign countries, terrorists, international narcotics traffickers, and those engaged in the proliferation of weapons of mass destruction.
Article X

DISASTER RECOVERY
Section X.1
Disaster Recovery.  For as long as Services are provided hereunder, at no cost to the Company, the Administrator shall, and shall cause its Affiliates to, maintain and adhere to the Administrator Disaster Recovery Plans.
Article XI

INDEMNIFICATION; REMEDIES
Section XI.1
Indemnification by the Company. The Company shall indemnify, defend and hold harmless the Administrator and its Affiliates and their respective directors, officers, employees, successors and assigns (collectively, the “Administrator Indemnified Parties”) from and against any and all Losses incurred by the Administrator Indemnified Parties to the extent arising from (a) any breach by the Company of the covenants and agreements of the Company contained in this Agreement, (b) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, contained in any registration statement or prospectus relating to a Covered Insurance Policy or any interest offered under a Covered Insurance Policy or any amendment thereof, based on information provided in writing by the Company or an Affiliate for use by the Administrator in the preparation of such registration statement or prospectus, and (c) any successful enforcement of this indemnity; provided, that the Company shall have no obligation to indemnify any Administrator Indemnified Party to the extent (x) such Loss results from the gross negligence, bad faith or willful misconduct of the Administrator or (y) such Loss results from any breach by the Administrator of the covenants and agreements of the Administrator contained in this Agreement.
Section XI.2
Indemnification by the Administrator.  The Administrator shall indemnify, defend and hold harmless the Company and its Affiliates and their respective directors, officers, employees, successors and assigns (collectively, the “MLOA Indemnified Parties”) from and against any and all Losses incurred by the Company Indemnified Parties to the extent arising from (a) any breach by the Administrator of the covenants and agreements of the Administrator contained in this Agreement, (b) any violations of Applicable Law by the Administrator or its Affiliates or Subcontractors (including without limitation under the Securities Act of 1933 or otherwise arising from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, contained in any registration statement or prospectus relating to a Covered Insurance Policy or any interest offered under a Covered Insurance Policy or any amendment thereof, but only to the extent prepared or updated by Administrator and excluding any information provided in writing by the Company or Affiliates) and (c) any successful enforcement of this indemnity; provided, that the Administrator shall have no obligation to indemnify any MLOA Indemnified Party to the extent (x) such Loss results from the gross negligence, bad faith or willful misconduct of the Company or (y) such Loss results from any breach by the Company of the covenants and agreements of the Company contained in this Agreement.
Section XI.3
Applicability of Master Agreement.  The limitations, procedures and qualifications set forth in Sections 10.2 through 10.4, and Sections 10.5(c) through (f) of the Master Agreement shall apply to Losses indemnified under this Article XI.
Section XI.4
No Duplication; Exclusive Remedy.
(a)
If any Losses are indemnified under Section 10.1 of the Master Agreement or Section 9.1 and Section 9.2 of the Reinsurance Agreement, the Administrator Indemnified Party or MLOA Indemnified Party shall not be entitled to indemnification with respect to such Losses pursuant to Section 11.1 or Section 11.2 of this Agreement.
(b)
Except as provided in Section 11.5, the indemnities provided for in Section 11.1 or Section 11.2 shall be the sole and exclusive remedy of the parties hereto and their respective officers, directors, employees, agents and Affiliates for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof (including any common law rights of contribution), all of which the parties hereto hereby waive.
Section XI.5
Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 14.3, in addition to any other remedy to which they are entitled at law or in equity.  The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.
Section XI.6
Relationship with Reinsurance Agreement.  Nothing contained in this Article XI is intended to amend or supersede any provision of the Reinsurance Agreement.
Article XII

COOPERATION; REGULATORY MATTERS
Section XII.1
Cooperation.  The Parties hereto shall cooperate in order that the duties assumed by the Administrator hereunder will be effectively, efficiently and promptly discharged, and will not take any actions that would frustrate the intent of the transactions contemplated by this Agreement or any Transaction Agreement.  In accordance with the foregoing, each Party shall, at all reasonable times under the circumstances, make available to the other Party properly authorized personnel for the purpose of consultation and decision.
Section XII.2
Compliance of the Covered Insurance Policies and Separate Accounts. The Company and Administrator agree to cooperate fully with each other and any Governmental Authorities in maintaining the Covered Insurance Policies, the Separate Accounts, the portion of the Shared Separate Account that relates to the Covered Insurance Policies and the Existing Reinsurance Agreements in compliance in all material respects with Applicable Law.  If the Administrator determines that any of the Covered Insurance Policies, the Separate Accounts, the portion of the Shared Separate Account that relates to the Covered Insurance Policies or the Existing Reinsurance Agreements are not in material compliance with Applicable Law, the Administrator shall so notify the Company and, in consultation with the Company, make reasonable best efforts, consistent with the Services contemplated under this Agreement, to bring such Covered Insurance Policies, Separate Accounts, the portion of the Shared Separate Account that relates to the Covered Insurance Policies or Existing Reinsurance Agreements into compliance with Applicable Law.  The Administrator shall use reasonable best efforts to prepare any necessary amendments to such Covered Insurance Policies, Separate Accounts, the portion of the Shared Separate Account that relates to the Covered Insurance Policies or Existing Reinsurance Agreements and shall prepare any necessary filings for the purpose of obtaining Governmental Authorities approval for such amendments.  For the avoidance of doubt, nothing in this Agreement, including in this Section 12.2, shall in any manner, limit or modify the Administrator’s rights to indemnification pursuant to Article XI of this Agreement, Article IX of the Reinsurance Agreement or Article X of the Master Agreement.
Article XIII

INSURANCE COVERAGE
Section XIII.1
Errors and Omissions Coverage.  Administrator shall maintain errors and omissions liability coverage with limits and retention amounts in commercially prudent amounts consistent with industry standards, to cover any loss arising as a result of any real or alleged negligence, errors or omissions on the part of Administrator’s officers, agents or employees in any aspect of the performance of services under this Agreement.
Section XIII.2
Qualifying Insurers.  Administrator shall obtain the coverage specified in Section 13.1 hereof from insurers having an A.M. Best Company claims-paying ability rating of at least “A”, a Standard & Poor’s Corporation insurer financial strength rating of at least “BBB+” and/or a Moody’s Investors Services, Inc. claims-paying ability rating of at least “Baa1”.  In the event that the ratings of an insurer which has issued the coverage specified in Section 13.1 are downgraded so that such insurer would no longer qualify to issue such coverage under the provisions of the preceding sentence, Administrator shall on renewal obtain replacement coverage from another insurer that so qualifies.
Section XIII.3
Certificates.  Administrator shall deliver to the Company evidence of the existence of these policies.  Administrator will give the Company thirty (30) days’ written notice prior to cancellation of, or any material change in, any such policy.
Section XIII.4
Cost and Duration of Coverage.  Administrator shall obtain and maintain the coverage specified in Section 13.1 hereof, at its own cost and expense, while this Agreement is in effect and for a period of one (1) year thereafter.
Article XIV

MISCELLANEOUS
Section XIV.1
Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:
To the Company:

MONY Life Insurance Company of America
1290 Avenue of the Americas
New York, NY 10104
Fax:  (212) 314-6387
Attention:  General Counsel

With concurrent copies (which will not constitute notice) to:

AXA Equitable Financial Services, LLC
1290 Avenue of the Americas
New York, NY 10104
Facsimile:  (212) 314-6387
Attention:  General Counsel

AXA S.A.
25 avenue Matignon
75008 – Paris
France
Facsimile:  +33 1 56 69 92 75
Attention:  General Counsel

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Fax:  (212) 909-6836
Telephone:  (212) 909-6000
Attention:  Nicholas F. Potter, Esq.

To the Administrator:
Protective Life Insurance Company
2801 Highway 280 South
Birmingham, Alabama 35223
Fax: (205) 268-3597
Telephone: (205) 268-1000
Attention:  General Counsel
with a concurrent copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Fax: (212) 728-8111
Telephone:  (212) 728-8000
Attention:  John M. Schwolsky, Esq.
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section XIV.2
Entire Agreement.  This Agreement and the Master Agreement, the Ancillary Agreements and the other agreements contemplated hereby and thereby, and the Exhibits, Annexes and Schedules hereto and thereto together contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.
Section XIV.3
Governing Law and Jurisdiction.
(a)
THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  The Company and the Administrator each hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby.  The Company and the Administrator irrevocably agree, subject to subsection (c) of this Section 14.3, that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, or with respect to any Action, shall be heard and determined in such a New York State or federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction.  The Company and the Administrator each hereby waives, and agrees not to assert, as a defense in any Action for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction.  The Company and the Administrator hereby waive, and agree not to assert, to the maximum extent permitted by law, as a defense in any Action for the interpretation or enforcement hereof or in respect of any such transaction, that such Action may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts.  The Company and the Administrator hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 14.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.
(b)
EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(c)
The Company and the Administrator acknowledge that disputes relating to this Agreement and disputes relating to the Master Agreement may overlap, and agree that if any Administrator Indemnified Party or MLOA Indemnified Party has a right to indemnification or recovery under both this Agreement and the Master Agreement or any other Transaction Agreement, the Administrator Indemnified Party or MLOA Indemnified Party, as applicable, shall have the right to seek and obtain indemnification or recovery under any or all of such agreements; provided that no Administrator Indemnified Party or MLOA Indemnified Party may obtain duplicative indemnification or other recovery under such agreements.
Section XIV.4
No Third-Party Beneficiaries.  Other than the rights granted to the Administrator Indemnified Parties and the MLOA Indemnified Parties under Section 11.1 and Section 11.2, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.
Section XIV.5
Expenses.  Except as otherwise provided herein, the Parties hereto shall each bear their respective expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of counsel, actuaries and other representatives.
Section XIV.6
Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto. Each party may deliver its counterpart to this Agreement by facsimile or other means of electronic transmission that utilizes image scan technology, and delivery of such counterpart by any such means shall be as valid as manual delivery of an original counterpart hereof.
Section XIV.7
Severability.  Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be inoperative or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.
Section XIV.8
Limitations.  IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS OR LOST REVENUES THAT THE OTHER PARTY MAY INCUR BY REASON OF ITS HAVING ENTERED INTO OR RELIED UPON THIS AGREEMENT, OR IN CONNECTION WITH ANY OF THE SERVICES PROVIDED HEREUNDER OR THE FAILURE THEREOF, REGARDLESS OF THE FORM OF ACTION IN WHICH SUCH DAMAGES ARE ASSERTED, WHETHER IN CONTRACT OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF THE SAME.
Section XIV.9
Treatment of Confidential Information.
(a)
Non-Disclosure.  Neither party shall, and each shall cause their Affiliates that are Subcontractors or Recipients not to, make each other’s Confidential Information available in any form to any third party or to use such Confidential Information for any purpose other than to exercise their and their Affiliates that are Subcontractors or Recipients respective rights and perform their respective obligations under this Agreement.  Without limiting the generality of the foregoing, the parties acknowledge and agree that use of Confidential Information is subject to the conditions and limitations set forth in Sections 5.2(d), 5.2(e) and 5.14 of the Master Agreement.  Each party shall, and shall cause its Affiliates that are Subcontractors or Recipients to, hold each other’s Confidential Information in confidence and to take all reasonable steps to ensure that Confidential Information is not disclosed, distributed or used by its respective Personnel in breach of this Agreement.  Without limiting the foregoing, each party shall, and shall cause its Affiliates that are Subcontractors or Recipients to, take all precautions, but not less than those employed to protect such party’s own Confidential Information or less than the due diligence and care a reasonable person would be required to use, to prevent the Confidential Information of the other party from being disclosed, distributed or used, in whole or in part, by any person in breach of this Agreement.  Each party acknowledges and agrees that, due to the unique nature of Confidential Information, there can be no adequate remedy at law for breach of this Article XIV and that such breach would cause irreparable harm to the non-breaching party; therefore, the non-breaching party shall be entitled to seek immediate injunctive relief without the posting of any bond or security, in addition to whatever remedies it might have at law or under this Agreement.
(b)
Disclosure to Personnel.  A party or its Affiliates may disclose any Confidential Information received from the other party to their respective Personnel who have a need to know it for purposes of the receiving party performing its obligations or exercising its rights hereunder, and who agree to protect the received Confidential Information from unauthorized use and disclosure.  The receiving party shall take appropriate actions by instruction, agreement or otherwise, with its Personnel who are permitted access to the disclosing party’s Confidential Information or any part thereof in accordance with this Agreement, to inform them of this Agreement and obtain their compliance with the terms expressed herein.
(c)
Exceptions. The obligation of confidentiality under this Agreement does not apply to a party’s Confidential Information that (a) is or becomes a part of the public domain through no act or omission of the other party, (b) was in the other party’s lawful possession prior to the disclosure (which the other party can demonstrate) and had been obtained by the other party either directly or indirectly from the disclosing party, (c) is lawfully disclosed to the other party by a third party without restriction on disclosure or (d) is independently developed by the other party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the other party’s possession.
(d)
Disclosure Required by Law.  This Article XIV will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by Applicable Law, stock exchange rules or a Governmental Authority (including in connection with a report required to be filed with, or submitted to, a Governmental Authority); provided, that (to the extent permitted by law and reasonably practicable) a party so compelled to disclose Confidential Information (the “Responding Party”) shall give reasonable prompt written notice to the other party of such disclosure and shall have made a reasonable effort, at the other party’s expense, to provide the other party with an opportunity to comment on such disclosure in advance and/or seek a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued.  Notwithstanding the foregoing obligation of the Responding Party, nothing in this Article XIV shall limit or restrict the ability of the other party to act on its own behalf and at its own expense to prevent or limit the required disclosure of Confidential Information.
Section XIV.10
Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives.  Unless otherwise provided herein, neither this Agreement, nor any right or obligation hereunder, may be assigned by either of the parties (in whole or in part) without the prior written consent of the other party hereto.
Section XIV.11
Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party on exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.  The rights and remedies herein provided are cumulative and, unless provided otherwise in this Agreement, are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.
Section XIV.12
Status of Parties.  This Agreement is not intended to create, nor will it be deemed or construed to create, any relationship between Administrator and the Company other than that of independent entities contracting with each other solely for the purpose of effecting the provisions of this Agreement.  Neither Administrator nor the Company shall be construed to be the employer of the other.
Section XIV.13
Interpretation.
(a)
The parties acknowledge and agree that, except as specifically provided herein, they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement.
(b)
This Agreement shall be interpreted and enforced in accordance with the provisions hereof without the aid of any canon, custom or rule of law requiring or suggesting construction against the party causing the drafting of the provision in question.
(c)
The table of contents, articles, titles, captions and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The Schedules referred to herein are be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  All references herein to Articles, Sections and Schedules shall be construed to refer to Articles and Sections of, and Schedules to, this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”.  Unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine genders of such term.  Any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein.  Any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under the statute), and references to any section of any statute or regulation include any successor to the section.  Any agreements referred to herein include reference to all Schedules and other documents or agreements attached thereto.
Section XIV.14
Trademarks.  Administrator hereby acknowledges that the Company has adopted and is using the names and marks listed on Schedule VI hereto in connection with the Covered Insurance Policies (collectively, the “Licensed Names and Marks”).  The Company and Administrator agree as follows:
(a)
The Company hereby grants to the Administrator and Administrator hereby accepts a temporary, non-exclusive, non-transferable, royalty-free, license to use the Licensed Names and Marks in connection with the Services, during the term of, and subject to the terms and conditions set forth in this Agreement.   Any of the rights in the foregoing license may be sublicensed by the Administrator in connection with any contract permitted by Section 14.15.  The Administrator is granted no rights to use the Licensed Names and Marks, other than those rights specifically described and expressly licensed in this Agreement and no right is granted hereunder for the use of the Licensed Names and Marks in connection with any services other than the Services.  Other than in connection with the Services, none of the rights licensed to the Administrator under this Section 14.14 may be assigned, sublicensed or otherwise transferred by the Administrator, nor shall such rights inure to the benefit of any trustee in bankruptcy, receiver or successor of the Administrator, whether by operation of law or otherwise, without the prior written consent of the Company, and any assignment, sublicense or other transfer without such consent shall be null and void. The merger of Administrator with or into another entity shall not constitute an assignment or other transfer of the rights licensed to the Administrator under this Section 14.14.
(b)
The Licensed Names and Marks are intended to be a complete listing of all names, marks and logos used in connection with and for the purpose of identifying the Covered Insurance Policies.  The Company will add to Schedule VI any names, marks and logos that were inadvertently omitted.  The Administrator agrees that it will use the Licensed Names and Marks as the Company used them prior to the Closing and, otherwise, only in accordance with the performance and usage standards established by the Company and communicated to the Administrator (including graphic standards as prescribed by the Company).  The Administrator shall have no right to use the Licensed Names and Marks in connection with advertisements, brochures, audio or visual presentations, or any other materials used in the sale or advertising of Administrator’s services other than in the performance of the Services.
(c)
The Administrator agrees not to adopt or use any service mark, logo or design confusingly similar to the Licensed Names and Marks.  It is understood that the Company retains the right, in its sole discretion, to modify the Licensed Names and Marks, upon reasonable prior notice to the Administrator, but the Company shall not materially modify the Licensed Names and Marks if such modification would require regulatory approval of the Administrator’s use of the Licensed Names and Marks, without the prior written consent of the Administrator, which consent shall not be unreasonably withheld.  Any material costs incurred by the Administrator associated with such modification shall be reimbursed by the Company.
(d)
The Administrator recognizes the value of the goodwill associated with the Licensed Names and Marks and acknowledges that, as between the Administrator and the Company, all proprietary rights therein and the goodwill attached thereto belong exclusively to the Company.  All uses of the Licensed Names and Marks by the Administrator shall, with respect to service mark ownership only, inure solely to the benefit of the Company and any registration of the Licensed Names and Marks shall be registered by the Company in its name, it being understood that the present license shall not in any way affect the ownership by the Company of the Licensed Names and Marks, each of which shall continue to be the exclusive property of the Company.  The Company shall, in its own name and at its own expense, maintain appropriate service mark protection for the Licensed Names and Marks.  The Administrator shall not at any time during the term of this Agreement or at anytime thereafter do or cause to be done any act contesting the validity of the Licensed Names and Marks, contesting or in any way impairing or tending to impair the Company’s entire right, title and interest in the Licensed Names and Marks and the registrations thereof or adversely affecting the value of the Licensed Names and Marks or the reputation and goodwill of the Company.  The Administrator shall not represent that it has any right, title or interest in the reputation and good will of the Company.  Administrator shall not represent that it has any right, title or interest in the Licensed Names and Marks other than the rights expressly granted by this Agreement.
(e)
Subject to the provisions of Article XI hereof, the Company will indemnify, defend and hold the Administrator harmless from any Losses that arise in connection with any claim that the Licensed Names and Marks infringe on the rights of any third party.  Subject to the provisions of Article XI, with the exception of infringement or similar claims involving the Licensed Names and Marks, the Administrator will indemnify, defend and hold the Company harmless from any Losses that arise in connection with the Administrator’s use of the Licensed Names and Marks other than as authorized under this Agreement.  This Section 14.14(e) shall survive the termination or expiration of this Agreement.
(f)
The right to institute and prosecute actions for infringement of the Licensed Names and Marks is reserved exclusively to the Company, and the Company shall have the right to join the Administrator in any such actions as a formal party.  Any such action shall be conducted at the Company’s expense.  The Administrator shall provide prompt written notice to the Company of any infringement or unauthorized use of the Licensed Names and Marks of which it is aware, and agrees to assist the Company at the Company’s expense in any such action brought by the Company.  It is understood, however, that the Company is not obligated to institute and prosecute any such actions in any case in which it, in its sole judgment, may consider it inadvisable to do so.
(g)
The agreements and covenants contained in this Section 14.14 shall continue in effect until such time as this Agreement is terminated pursuant to Section 8.2.  Upon termination of this Agreement, the Administrator shall discontinue all use of the Licensed Names and Marks (but in no event will such use extend beyond 60 calendar days after termination).  Upon any such termination, the Administrator shall take all commercially reasonable actions necessary to effect such discontinuance.  Upon termination, all of the Administrator’s rights to the Licensed Names and Marks shall revert to and continue to reside with and be owned exclusively by the Company.
Section XIV.15
Subcontracting.  Administrator shall not subcontract to any Person for the performance of any Services that Administrator is to provide hereunder without the prior written approval of the Company (which approval shall not be unreasonably withheld, conditioned or delayed); provided, that Administrator may subcontract to (i) the Company’s existing service providers (to the extent of the services so provided), (ii) any of the Persons identified on Schedule IV or (iii) any Affiliate of the Administrator (each such subcontracting party, a “Subcontractor”) for the performance of any Services that Administrator is to provide hereunder upon prior written notice thereof to the Company; provided further that no subcontracting shall relieve Administrator from any of its obligations or liabilities hereunder, and Administrator shall remain responsible for all obligations or liabilities of such Subcontractor with respect to the providing of such Services as if provided by Administrator.  Unless specifically agreed in writing by the Company, neither Subcontractors nor their personnel shall have the power or authority to act as agent or attorney-in-fact of the Company or bind the Company in any way.
Section XIV.16
Conflict.  In the event of any conflict between the terms of this Agreement and the Reinsurance Agreement, the terms of the Reinsurance Agreement shall control.
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1

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.
MONY LIFE INSURANCE COMPANY OF AMERICA
By

Name:
Title:
PROTECTIVE LIFE INSURANCE COMPANY
By

Name:
Title:

Omitted Schedules

The following schedules have been omitted from this agreement for confidentiality reasons. Although the information contained within the schedules is not otherwise disclosed in this agreement, the schedules do not contain information material to an investment or voting decision.

Omitted Schedule	Contents
Schedule I: Administrator Disaster Recovery Plans Schedule II: Services	Description of backup, business continuation and disaster recovery plans Description of Services Administrator will perform
Schedule III:  Company Actions

Schedule IV:  Subcontractors

Schedule V:  Information Security Requirements

Schedule VI:  Names and Marks

Schedule VII:  Fees for Serviced Business

Schedule VIII:  Quarterly Representation Letter

Description of actions required to be taken by Company

Identification of subcontractors

Description of information security requirements applicable to administered business

Schedule of names and marks adopted and used in connection with the Covered Insurance Policies

Schedule of fees to be paid by Company to Administrator

Template Quarterly Representation Letter